The Dial Corporation

Exhibit 99

Private Securities Litigation Reform Act of 1995

Safe Harbor Compliance Statement for Forward-Looking Statements

In passing the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements.  The Dial Corporation (the "Company") intends to qualify both its written and oral forward-looking statements for protection under the PSLRA.

To qualify oral forward-looking statements for protection under the PSLRA, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the PSLRA.

Forward-looking statements express expectations of future events.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected.  Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements.  In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

Factors That May Affect Future Results and Financial Condition.

Our future results and financial condition are dependent upon our ability to successfully develop, manufacture and market consumer products.  Inherent in this process are a number of factors that we must successfully manage to achieve favorable future operating results and financial condition.  Potential risks and uncertainties that could affect our future operating results and financial condition include, but are not limited to, the factors discussed below.

  We face intense competition in a mature industry that may require us to increase expenditures and lower profit margins to preserve or maintain our market share.

  Currently, we depend primarily on sales generated in U.S. markets (90% of sales in 1999). U.S. markets for consumer products are mature and characterized by high household penetration, particularly with respect to our most significant product categories, including detergents and bar soaps.  We may not be able to succeed in implementing our strategies to increase domestic revenues.  Our unit sales growth in domestic markets will depend on increasing usage by consumers, product innovation and capturing market share from competitors.

  The consumer products industry, particularly the detergent, personal care and air freshener categories, is intensely competitive.  To protect our existing market share or to capture increased market share, we may need to increase expenditures for promotions and advertising and to introduce and establish new products.  Additional expenditures could lower our profit margins.  Moreover, these additional measures and increased expenditures may not prove successful in maintaining or enhancing our market share.  For example, we formed a joint venture with Henkel KGaA to introduce enhanced laundry products in North America.  This joint venture recently introduced Purex Advanced, an enzyme-based detergent, and began a national rollout of Custom Cleaner, a home dry cleaning product.  If sales or profit margins for these new products do not meet expectations, it would adversely impact our expected operating results for 2000.

  Many of our competitors are large companies, including The Procter & Gamble Company, Lever Brothers Co., Colgate-Palmolive Company, and S.C. Johnson & Son, Inc., which have greater financial resources than we do.  They could outspend us in an attempt to take market share from us.

  Price-cutting measures in response to competitive pressures could result in decreased profit margins.

  Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, we may need to reduce the prices for some of our products to respond to competitive and consumer pressures and to maintain market share.  Any reduction in our prices to respond to these pressures would have an adverse impact on our profit margins.  In addition, if our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would be materially adversely affected.

  Our inability to provide price concessions or trade terms that are acceptable to our trade customers could adversely affect our sales and profitability.

  Because of the competitive environment facing retailers, we face pricing pressure from these customers.  Many of our trade customers, particularly our high-volume retail store customers, have increasingly sought to reduce inventory levels and obtain pricing concessions or better trade terms.  If we are unable to maintain price or trade terms that are acceptable to our trade customers, they could increase product purchases from our competitors, which would adversely affect our sales and profitability.  In addition, consolidation within the retail industry could potentially reduce inventory levels maintained by our retail customers which could adversely impact our operating results.  Our performance is also dependent upon the general health of the retail environment and could be materially affected by changes affecting retailing and by the financial difficulties of retailers.

  Loss of our principal customers could significantly decrease our sales and profitability.

  Our top ten customers accounted for 42% of net sales in 1999.  Wal-Mart, including its affiliate Sam's Club, was our largest customer, accounting for 18% of net sales in 1999.  The loss of or a substantial decrease in the volume of purchases by Wal-Mart or any of our other top customers could have a material adverse effect on sales and profitability.

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  Price increases in certain raw materials could adversely affect our profit margins.

  Rapid increases in the prices of certain raw materials could materially impact our profit margins.  For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.10 and $0.28 per pound from January 1, 1995, to April 1, 2000.  Recently, the price of tallow has been trading at the lower end of this historical range.  If prices were to increase, we may not be able to increase the prices of our Dial bar soaps to offset these increases as readily as many competitors, which tend to use less tallow in their products.  In addition, we depend on a single supplier for Triclosan, the antibacterial agent that is the active ingredient used in Liquid Dial products.  Although we have an adequate supply of Triclosan for our current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on our financial results.

  Our international expansion efforts may prove unsuccessful.

  In 1999, 90% of our sales were generated in U.S. markets. We have adopted a strategy to continue to penetrate international markets to supplement our domestic revenues.  However, there can be no assurance that we will succeed in increasing our international business in a profitable manner.  In implementing this strategy, we face barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems, and the additional expense and risks inherent in operating in geographically and culturally diverse locations.  Because we plan to develop our international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, we also may be subject to risks associated with such arrangements, including those relating to the combining of different corporate cultures and shared decision making.  In addition, since our current international distribution capabilities are extremely limited, we also may need to acquire a distribution network or enter into alliances with existing distributors before we can effectively conduct operations in new markets.

  The FDA could impose standards that negatively impact our ability to market some of our products as antibacterial.

  Since the 1970's, the Food and Drug Administration has regulated antibacterial soaps and hand washes under a proposed regulation.  Although the proposed regulation has not been finalized, the FDA ultimately could set standards that result in limiting or even precluding soap manufacturers from using some current antibacterial ingredients or making antibacterial claims for some product forms, such as bar soap.  Dial, which uses the antibacterial ingredient Triclosan in Liquid Dial and Triclocarban in Dial bar soap, emphasizes the antibacterial properties of its soap products in its marketing campaigns and product labeling.  Any final FDA regulation that limits or precludes this type of advertising could require Dial to develop new marketing campaigns, develop new products or utilize different antibacterial ingredients in its products, all of which could materially adversely affect our business.

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  We could become the subject of adverse publicity or product recalls that negatively impacts our operations.

  Adverse publicity regarding our products could impact the sales of our products.  Some news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces.  Triclosan, the active ingredient in Liquid Dial, also has been a focus of these broadcasts.  Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by nonantibacterial soap products.  Although we have test results that we believe prove that Triclosan provides consumers with additional protection in limiting exposure to bacteria-related diseases, there can be no assurance that our Triclosan products, or other products, will not be the subject of adverse publicity in the future.

  From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons.  The costs of recall or other related liabilities could materially lower our profit margins.  Adverse publicity regarding any product recalls also could materially affect our sales.

  We share the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products.  Accordingly, we face the added risk that consumer preferences and perceptions with respect to any of our Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

  We may incur unexpected expenses due to environmental concerns regarding a detergent compound.

  Nonlyphenol ethoxylate is an ingredient used in our liquid and powder detergent products.  Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from nonlyphenol ethoxylate as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds.  Although to our knowledge none of the studies undertaken on nonlyphenol ethoxylate has demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will not in fact demonstrate such a link or demonstrate other adverse environmental consequences.  Current government regulations do not impose any restrictions on the use of nonlyphenol ethoxylate, or impose any liability on any of the businesses that utilize nonlyphenol ethoxylate in the products they manufacture.  We believe, however, that a number of governmental agencies in North America and Europe are discussing formal regulation of nonlyphenol ethoxylate in the environment.  We are in the process of reformulating our detergents to eliminate this compound as an ingredient.

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  We may incur unexpected expenses due to environmental matters.

  We are subject to a variety of environmental and health and safety laws in each jurisdiction in which we operate.  These laws and regulations pertain to our present and past operations. Although we currently do not anticipate that the costs to comply with environmental laws and regulations will have a material adverse effect on our capital expenditures, earnings or competitive position, the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies could result in material, unreserved costs in the future.  Since 1980, we have received notices or requests for information with respect to "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active.  As of April 1, 2000, we have accrued in our financial statements approximately $1 million in reserves for expenses related to Superfund sites and the clean-up of closed plant sites.  We believe our reserves are adequate, but these costs are difficult to predict with certainty.

  Loss of key managerial personnel could negatively impact our operations.

  Our operation requires managerial expertise.  Of our key personnel, only the Chief Executive Officer has an employment contract with us.  There can be no assurance that any of our key employees will remain in our employ.  The loss of key personnel could have a material adverse effect on our operations.

  We may make acquisitions that prove unsuccessful or strain or divert our resources.

  In 1998, we acquired two consumer products companies, Freeman Cosmetic Corporation and Sarah Michaels.  In 1999, we formed a joint venture company with Henkel KGaA to market and develop a range of enhanced laundry products in North America.  This joint venture acquired the Custom Cleaner home dry-cleaning business.  We recently announced that we formed another joint venture company with Henkel to develop consumer detergent and household cleaning products in Mexico and that this joint venture was acquiring 80% of Fabrica de Jabon Mariano Salgado, S.A. de C.V., a manufacturer of consumer detergent and household cleaning products in Mexico.  We also recently announced that we were acquiring the Plusbelle hair care brand in Argentina from Revlon and the Coast bar soap brand from Procter and Gamble.

  We may acquire or make substantial investments in complementary businesses or products in the future. All of the acquisitions and investments described above entailed, and any future acquisitions or investments would entail, various risks, including the difficulty of assimilating the operations and personnel of the acquired businesses or products, the potential disruption of our ongoing business and, generally, our potential inability to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on our financial results. For example, during 2000 we will consolidate our Sarah Michaels, Freeman Cosmetics and Nature's Accents businesses.  During 2000, we also will be establishing the new Mexico joint venture operations with Henkel and integrating the acquisitions of Fabrica de Jabon Mariano Salgado, Plusbelle and Coast.  These events could have a short-term impact on the sales and profit margin of these businesses, which could adversely impact our expected operating results for 2000.

  Our future acquisitions and investments also could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect our financial results and condition.

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